MANAGEMENT SERVICES AGREEMENT

This MANGEMENT SERVICES AGREEMENT (the “Agreement”) is made and entered into as of the 5th day of October, 2023 (the “Effective Date”) by and between Ranger Funds Investment Trust, a Delaware statutory trust (the “Trust”), and Ranger Asset Management Company, LLC, an Oklahoma limited liability company (the “Company”).

WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio (each a “Fund”);

WHEREAS, the Trust desires to retain the company to perform certain management and administrative services for each Fund of the Trust.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agreement as follows:

1.

APPOINTMENT

The Trust hereby appoints the Company as a management agent of the Trust on the terms and conditions set forth in this Agreement, and the Company hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.

2.

SERVICES

Subject to the supervision of the Board of Trustees of the Trust (the “Board”), the Company shall provide such management and supervisory services as may from time to time be reasonably requested by the Trust and set forth on Schedule A, attached hereto, as may be amended from time to time.

3.

USE OF SERVICE PROVIDERS

The Company may delegate any of the services set forth on Schedule A to a third-party service provider and/or an investment manager of a Fund, provided that, the Company provides prior notice to the Board of such delegation.

4.

COMPENSATION

For all the services to be rendered as provided in this Agreement, as of the last business day of each month, the Trust, on behalf of each Fund, will pay the Company a fee based on the average value of the daily net assets of each such Fund and paid at an annual rate as set forth on Schedule B attached hereto.

The average value of the daily net assets of each Fund shall be determined pursuant to the applicable provisions of the Trust’s Agreement and Declaration of Trust or a resolution of the Board, if required.  If, pursuant to such provisions, the determination of net asset value of a Fund is suspended for any particular business day, then for the purposes of this paragraph, the value of the net assets of such Fund as last determined shall be deemed to be the value of the net assets as of the close of the business day, or as of such other time as the value of such Fund’s net assets may lawfully be determined, on that day.  If the determination of the net asset value of a Fund has been suspended for a period including such month, the compensation payable at the end of such month shall be computed on the basis of the value of the net assets of such Fund as last determined (whether during or prior to such month).

5.

SERVICES NOT EXCLUSIVE

The Company’s services to a Fund pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that the Company may render management and other services to others, including other registered investment companies, or affiliates of the Company.

6.

LIMITATION OF LIABILITY

The Company may rely on information reasonably believed by the Company to be accurate and reliable.  Except as may otherwise be required by the Act or the rules thereunder, neither the Company nor its directors, officers, employees, shareholders, members, agents, control persons or affiliates of any thereof shall be subject to any liability for, or any damages, expenses or losses incurred by the Trust or a Fund in connection with, any error of judgement mistake of law, any act or omission connection with or arising out of any services rendered under, or payments made pursuant to, this Agreement or any other matter to which this Agreement relates, except by reason of willful malfeasance, bad faith or gross negligence on the part of any such persons in the performance of the Company’s duties under this Agreement, or by reason of reckless disregard by any of such persons of the Company’s obligations and duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member, agent, control person or affiliate of the Company, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Company’s duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member, agent, control person or affiliate of the Company, or one under the Company’s control or direction, even though paid by the Company.

7.

DURATION AND TERMINATION OF THIS AGREEMENT

The term of this Agreement shall begin on the Effective Date and will continue in effect for a period of one year, and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by a majority of the Board.

This Agreement may, sixty (60) days’ prior written notice, be terminated with respect to the Trust, at any time without the payment of any penalty, by the Board, by a vote of a majority of the outstanding voting securities of the Fund, or by the Company.

8.

AMENDMENT OF THIS AGREEMENT

This Agreement may not be amended, altered, or modified without the prior written mutual consent of the parties hereto, or their successors or assigns.

9.

SEVERABILITY

In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of the Agreement, which shall continue in full force.

10.

CONFIDENTIALITY

The Company shall treat all records and other information relating to the Trust and the securities holdings of each Fund as confidential and shall not disclose any such records or information to any other person if such disclosure would be a violation of applicable law or the policies of the Trust.  In addition, the Company and its officers, directors, and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings.

[Signature Page to Immediately Follow.]

IN WITNESS WHEREOF, the parties hereto have caused to be duly authorized, executed and delivered, as of the date first above written, this MANAGEMENT SERVICES AGREEMENT.

TRUST:

RANGER FUNDS INVESTMENT TRUST

By:  /s/ K. Scott Canon

Name:

K. Scott Canon

Title:

President

COMPANY:

RANGER ASSET MANAGEMENT COMPANY, LLC

By:

/s/ Jay Thompson

Name:

Jay Thompson

Title:

Authorized Signatory

SCHEDULE A

Services

1.

General Fund Management

a.

Act as liaison among all Trust service providers;

b.

Negotiate contracts and fees and monitor billings of the Trust’s service providers;

c.

Review invoices, obtain approval for payment, record invoice payments, and provide the Trust accountants with invoice splits;

d.

Review and monitor quality of service provided by the Trust’s service providers;

e.

Supervise the overall operations of the Trust, including the provision of services to the Trust by the Trust’s fund account agent, transfer agent, administrator, custodians, auditors, and other service providers;

f.

Facilitate preparation and execution of the Trust’s contracts and documents;

g.

Review Trust filings and documents, including quarterly NPORT and NPORT EX, Form 24F-2, prospectus, SAI, Form NCEN; and

h.

Assemble and disseminate all board meeting agendas and associated board books.

2.

Treasury Services

a.

Preparation of monthly closing folders;

b.

Record fees, contribution, and redemption;

c.

Monthly reporting to Fund managers;

d.

Review financial statements (annual and semi-annual) and conduct necessary calculations for such statements;

e.

Calculate ROSCOP for tax numbers in the annual financial and obtain approval from Trust auditors;

f.

Calculate excise tax distribution and obtain approval from Trust auditors; and

g.

Review excise tax returns and tax returns.

3.

Compliance

a.

Conduct compliance program for the Trust, including:

i.

Monitor compliance with the 1940 Act requirements;

ii.

Monitor compliance with Trust policies and investment limitations of each Fund as set forth in each Fund’s prospectus and statement of additional information;

b.

Quarterly and annual testing of the compliance program; and

c.

Quarterly and annual reports to the Board of Trustees.

SCHEDULE B

Compensation

For each Fund, the following fee schedule will apply.

Annual Per Fund Fee:

$5,000

Annual Per Fund Asset Based Fee:

Ten basis points (0.10%) per annum, accrued on a daily basis based on the average value of the daily net assets of each Fund; and paid on the last business day of each month.